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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                 (Amendment No.  )*


                             DATAWARE TECHNOLOGIES, INC.
                                 (Name of Issuer)
                         ---------------------------------

                                     Common
                         (Title of Class of Securities)
                         ---------------------------------

                                    237920103
                                  (CUSIP Number)
                         ---------------------------------




Check the following box if a fee is being paid with this  statement. /X/
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






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CUSIP No. 237920103                    13G
          ---------


- -------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             WELLS FARGO BANK, N.A.
- -------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  / /
                                                       (b)  / /
- -------------------------------------------------------------------------------
 3  SEC USE ONLY


- -------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

                                     U.S.A.
- -------------------------------------------------------------------------------
    NUMBER OF
                         5   SOLE VOTING POWER
     SHARES                                            334,750
                         ------------------------------------------------------
  BENEFICIALLY           6   SHARED VOTING POWER
                                                         6,000
  OWNED BY EACH          ------------------------------------------------------
                         7   SOLE DISPOSITIVE POWER
    REPORTING                                          419,250
                         ------------------------------------------------------
   PERSON WITH           8   SHARED DISPOSITIVE POWER
                                                         6,000
- -------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     425,250
- -------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- -------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     7.6%
- -------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                                     Bank
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!





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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                  Schedule 13G
                    Under the Securities Exchange Act of 1934
- -------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:
               --------------
                    Dataware Technologies, Inc.


Item 1(b).     Address of Issuer's Principal Executive Offices:
               -----------------------------------------------
                    Dataware Technologies
                    222 Third Street, Suite 3700
                    Cambridge, MA 02142


Item 2(a).     Name of Person Filing:
               ---------------------
                    Wells Fargo Bank
                    National Association


Item 2(b).     Address or Principal Business Office or, if None, Residence:
               -----------------------------------------------------------
                    464 California Street
                    San Francisco, California  94163


Item 2(c).     Citizenship:
               -----------
                    U.S.A.


Item 2(d).     Title of Class of Securities:
               ----------------------------
                    Common Stock


Item 2(e).     CUSIP Number:
               ------------
                    237920103


Item 3.        The Persons Filing This Schedule, Pursuant to Paragraph
               -------------------------------------------------------
               240.13d-1(b) are a:
               ------------------
                    (b) (X) Bank as defined in Section 3(a)(6) of the Act.


Item 4.        Ownership:
               ---------
                    See items 5-11 of cover page.


Item 5.        Ownership of Five Percent or Less of a Class:
               --------------------------------------------
                    Not applicable.


Item 6.        Ownership of More Than Five Percent on Behalf of Another Person:
               ---------------------------------------------------------------
                    The shares reported are held by the Bank in trust accounts for the economic benefit of the beneficiaries of those accounts.


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Item 7.        Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
               Acquired the Security Being Reported on by the Parent Holding
               -------------------------------------------------------------
               Company:
               -------
                     Not applicable.


Item 8.        Identification and Classification of Members of the Group:
               ---------------------------------------------------------
                     Not applicable.


Item 9.        Notice of Dissolution of Group:
               ------------------------------
                     Not applicable.


Item 10.       Certification:
               -------------
                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

               Signature:
               ---------
                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    By:
- ----------------                       ----------------------------------------
     Date                              GUY ROUNSAVILLE, JR.
                                       Executive Vice President,
                                       Chief Counsel and Secretary
                                       WELLS FARGO BANK, N.A.


                                    By:
- ----------------                       ----------------------------------------
     Date                              GUY ROUNSAVILLE, JR.
                                       Executive Vice President,
                                       Chief Counsel and Secretary
                                       WELLS FARGO AND COMPANY